UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 28, 2016 (October 27, 2016)

VIRTU FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37352 (Commission File No.)	32-0420206 (IRS Employer Identification No.)
900 Third Avenue New York, NY 10022-1010 (Address of principal executive offices)

(212) 418-0100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Third Amended and Restated Credit Agreement

On October 27, 2016 (the “Closing Date”), Virtu Financial LLC (“Virtu Financial”), a subsidiary of Virtu Financial Inc. (the “Company”) and VFH Parent LLC (the “Borrower”), a subsidiary of Virtu Financial, entered into a Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”), with the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, lead arranger and bookrunner and BMO Capital Markets Corp., as syndication agent.  The Amended Credit Agreement amends and restates in its entirety the Borrower’s existing credit agreement.

Under the Amended Credit Agreement, (i) the Borrower’s existing term loan facility was replaced by a senior secured first lien term loan in an aggregate principal amount of $540.0 million, drawn in its entirety on the Closing Date, and (ii) the Borrower’s existing senior secured first lien revolving facility with aggregate commitments of $100.0 million remains in effect.  As of the date hereof, the Borrower did not have any outstanding principal balance on the revolving credit facility.

The term loan borrowings under the Amended Credit Agreement will bear interest, at our election, at either (i) the greatest of (a) the prime rate in effect, (b) the federal funds effective rate plus 0.5%, (c) an adjusted LIBOR rate for a Eurodollar borrowing with an interest period of one month plus 1% and (d) 1.75%, plus, in each case, 2.50%, or (ii) the greater of (x) an adjusted LIBOR rate for the interest period in effect and (y) 0.75%, plus, in each case, 3.50%.  Prior to the Amended Credit Agreement, the Borrower’s term loan borrowings bore interest, at our election, at either (i) the greatest of (a) the prime rate in effect, (b) the federal funds effective rate plus 0.5%, (c) an adjusted LIBOR rate for a Eurodollar borrowing with an interest period of one month plus 1% and (d) 2.25%, plus, in each case, 3.0%, or (ii) the greater of (x) an adjusted LIBOR rate for the interest period in effect and (y) 1.25%, plus, in each case, 4.0%.  Revolver borrowings under the Amended Credit Agreement will bear interest, at our election, at either (i) the greatest of (a) the prime rate in effect, (b) the federal funds effective rate plus 0.5%, (c) an adjusted LIBOR rate for a Eurodollar borrowing with an interest period of one month plus 1% and (d) 1.0%, plus, in each case, 2.0%, or (ii) the greater of (x) an adjusted LIBOR rate for the interest period in effect and (y) zero, plus, in each case, 3.0%.  In addition a commitment fee accrues at a rate of 0.50% per annum on the average daily unused amount of the revolving facility and is payable quarterly in arrears.

The senior secured credit facility under the Amended Credit Agreement is subject to certain financial covenants, which require the Borrower to maintain specified financial ratios and tests, including interest coverage and total leverage ratios, which may require the Borrower to take action to reduce its debt or to act in a manner contrary to its business objectives. The senior secured credit facility is also subject to certain negative covenants that restricts the Borrower’s ability to, among other things, incur additional indebtedness, dispose of assets, guarantee debt obligations, repay other indebtedness, pay dividends, pledge assets, make investments, including in certain of our operating subsidiaries, make acquisitions or consummate mergers or consolidations and engage in certain transactions with subsidiaries and affiliates. The Borrower is also subject to contingent principal payments based on excess cash flow and certain other triggering events.

Borrowings under the Amended Credit Agreement are secured by substantially all of the Borrower’s assets, other than the equity interests in and assets of its subsidiaries that are subject to, or potentially subject to, regulatory oversight, and its foreign subsidiaries, but including 100% of the non-voting stock and 65% of the voting stock of these subsidiaries.

Under the Amended Credit Agreement term loans will mature on the sixth anniversary of the Closing Date and revolving commitments will terminate and outstanding revolving loans will mature on April 15, 2018, subject in each case to certain exceptions and permitted extensions as set forth in the Amended Credit Agreement.

The above description of the terms of the Amended Credit Agreement is qualified in its entirety by reference to the full text of the Amended Credit Agreement, a copy of which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

ITEM 2.03                                  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Reference is made to Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Virtu Financial, Inc.

	By:	/s/ Justin Waldie
	Name:	Justin Waldie
	Title:	Senior Vice President, Secretary and General Counsel

Dated: October 28, 2016